TII INDUSTRIES, INC. AND SUBSIDIARIES
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                                                        Three Months Ended              Year Ended
                                                              June                         June
                                                     27, 1997      28, 1996       27, 1997       28, 1996
                                                   -----------    -----------    -----------    -----------
PRIMARY EARNINGS PER SHARE

Shares used in computing earnings per share:
   Weighted average number of shares of
     common stock outstanding                        7,431,000      7,424,000      7,430,000      6,741,000
   Weighted average number of shares of
     class B common stock outstanding                     --             --             --          370,000
   Weighted average number of shares of
     Series A preferred stock outstanding                 --             --             --           79,000
   Incremental shares attributed to common stock
     equivalents - options and warrants                   --          403,000           --          663,000
                                                   -----------    -----------    -----------    -----------

                                                     7,431,000      7,827,000      7,430,000      7,853,000
                                                   ===========    ===========    ===========    ===========

   Net (loss) income                               ($  188,000)   $   622,000    ($  856,000)   $ 3,737,000
                                                   ===========    ===========    ===========    ===========

Earnings per common and common equivalent share    ($     0.03)   $      0.08    ($     0.12)   $      0.48
                                                   ===========    ===========    ===========    ===========


FULLY DILUTED EARNINGS PER SHARE

Shares used in computing earnings per share:
   Weighted average number of shares outstanding     7,431,000      7,424,000      7,430,000      6,741,000
   Weighted average number of shares of
     class B common stock outstanding                     --             --             --          370,000
   Weighted average number of shares of
     Series A preferred stock outstanding                 --             --             --           79,000
   Incremental shares attributed to common stock
     equivalents - options and warrants                   --          403,000           --          689,000
   OPIC loan                                              --          300,000           --          300,000
                                                   -----------    -----------    -----------    -----------

                                                     7,431,000      8,127,000      7,430,000      8,179,000
                                                   ===========    ===========    ===========    ===========

Earnings:
   Net (loss) income                               ($  188,000)   $   622,000    ($  856,000)   $ 3,737,000
   Add:  Interest expense reduction                       --           19,000           --           75,000
                                                   -----------    -----------    -----------    -----------

                                                   ($  188,000)       641,000       (856,000)     3,812,000
                                                   ===========    ===========    ===========    ===========

Earnings per common and common equivalent share    ($     0.03)   $      0.08    ($     0.12)   $      0.47
                                                   ===========    ===========    ===========    ===========
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